                                                                   EXHIBIT 10.27


                                   AGREEMENT


            This Agreement (this "AGREEMENT") is entered into this 1st day of August, 1996, by and between HWCC-LOUISIANA, INC., a Louisiana corporation ("HWCC-LOUISIANA"), and DEBARTOLO ENTERTAINMENT LOUISIANA GAMING, INC., a Louisiana corporation ("DEBARTOLO").

                                    RECITALS
                                    --------

            1. Pursuant to the terms of that certain (a) Option Agreement dated June 16, 1995, between H&H Contracting Co., Inc. ("H&H") and Jones Environmental, Inc. (whose interest in such Option Agreement has been assigned to HWCC-Louisiana), as amended by that certain First Amendment to Option Agreement dated March 29, 1996 (as amended, "OPTION AGREEMENT #1"), and (b) Option Agreement No. 2 dated October 3, 1995, between H&H and HWCC-Louisiana, as amended by that certain First Amendment to Option Agreement No. 2 dated March 29, 1996 (as amended, "OPTION AGREEMENT #2") (Option Agreement #1 and Option Agreement #2 are collectively referred to herein as the "OPTION AGREEMENTS"), HWCC-Louisiana possesses the right to acquire certain real property described in the Option Agreements (the "HWCC PROPERTY") upon terms and conditions described in the Option Agreements.

            2. On August 28, 1995, HWCC-Louisiana filed (a) an Amended and Restated Level I Riverboat License Application Part A (the "DIVISION APPLICATION") with the Riverboat Gaming Enforcement Division of the Gaming Enforcement Section of the Office of the Louisiana State Police, Department of Public Safety and Corrections (the "DIVISION") and (b) an Amended and Restated Application for Certificate of Preliminary Approval (the "COMMISSION APPLICATION") (the Division Application and the Commission Application are collectively referred to as the "APPLICATIONS") with the Gaming Division of the Louisiana Department of Justice (the "DEPARTMENT OF JUSTICE") for review by the Louisiana Riverboat Gaming Commission.

            3. The Department of Justice has issued formal notice that all previous applicants for the remaining riverboat license in Louisiana must submit amendments to any application for such license by no later than August 2, 1996 (the "APPLICATION DEADLINE").

            4. HWCC-Louisiana and DeBartolo (collectively the "PARTIES" and individually a "PARTY") desire to enter into this Agreement in order to jointly develop, own and operate a world-class casino and entertainment project on the Property (as defined in Section 1.03(b)), subject to the terms and conditions contained in this Agreement.

            NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the covenants and agreements set forth below, HWCC-Louisiana and DeBartolo agree as follows:

                                   AGREEMENT
                                   ---------

                                   ARTICLE I
                  PREDEVELOPMENT ACTIVITY AND FORMATION OF LLC

            1.01 PRE-DEVELOPMENT ACTIVITY. Commencing immediately upon the execution of this Agreement, the Parties will act in good faith and use all commercially reasonable efforts to promote the granting of the Licenses (as defined in Section 1.03(b)). In connection therewith, the Parties agree to work together to file by no later than the Application Deadline any amendments to the Applications (the "APPLICATION AMENDMENTS") or any other documentation or materials necessitated by the Parties entering into this Agreement or otherwise mandated by the Division, the State of Louisiana Gaming Control Board, the Department of Justice or any other applicable authority (the "APPLICABLE AUTHORITIES"). Except as otherwise set forth in Sections 9.02 and 10.04, all other expenses incurred by either of the Parties or the LLC (as defined in Section 1.02) in connection with such pre-development activity (including all such expenses incurred by HWCC-Louisiana prior to the date of this Agreement) (the "SHARED EXPENSES") shall be borne (a) prior to the Closing (as defined in Section 4.01) equally by the Parties and (b) after the Closing, by the LLC. Simultaneous with the execution of this Agreement, DeBartolo shall remit to HWCC-Louisiana cash in an amount equal to one-half of the Shared Expenses incurred by HWCC-Louisiana prior to the date of this Agreement and that have been capitalized by HWCC-Louisiana. That portion of the Shared Expenses incurred by HWCC-Louisiana prior to the date of this Agreement and not capitalized by HWCC-Louisiana shall constitute a portion of HWCC-Louisiana's capital contribution to the LLC.

            1.02 FORMATION OF LLC. Commencing immediately upon execution of this Agreement, the Parties shall take any and all action necessary to form a Louisiana limited liability company to be owned on a 50-50 basis by each of HWCC-Louisiana and DeBartolo (the "LLC"). In the event that any Applicable Authority or any law, rule or regulation prevents, or fails to consent to, formation of the LLC and/or the granting of the Licenses to the LLC, the Parties hereby agree to work in good faith and to use their best efforts to develop a structure or organizational form that will lawfully achieve the terms and conditions of this Agreement.

            1.03  CAPITAL CONTRIBUTIONS TO THE LLC; PROJECT FINANCING.

            (a) The LLC will be initially capitalized with the minimum capital required to capitalize the LLC. Each of the Parties will contribute its fifty percent (50%) share of such minimum required capital. In addition, HWCC-Louisiana will contribute any and all of its rights to, and the LLC will expressly assume, indemnify and release HWCC-Louisiana from any of its obligations under, the Option Agreements.

            (b) Commencing immediately upon the issuance of all licenses and permits required for the LLC to legally conduct casino gaming on the Property ("LICENSES"), each of the Parties and their affiliates will use their contacts in the capital markets and their respective experience in raising capital to enable the LLC to obtain a long-term credit facility (the "PROJECT FINANCING") on the most favorable terms available to the LLC in an amount adequate to provide the LLC with sufficient funds for the development of a world-class casino entertainment project (the "PROJECT") consisting of (i) a riverboat,
  (ii) a pavilion situated on the HWCC Property at which the riverboat will be docked, (iii) an 18-hole golf course, a portion of which shall be on the HWCC Property and the remainder of which shall be on property owned by the City of Bossier City (the "BOSSIER CITY PROPERTY") (the HWCC Property and the Bossier City Property are collectively referred to herein as the "PROPERTY"), (iv) a retail mall built, and operated by the Simon/DeBartolo REIT on a portion of the HWCC Property leased to it by the LLC, and (v) related surface and structured parking, hotel, dining, retail and entertainment facilities also located on the Property. The Parties estimate that the total development cost of the Project will be in the range of $200 million. The ultimate nature, scope and size of the Project will be determined in good faith by mutual agreement of the Parties based upon the then-prevailing physical, financial, economic, zoning and competitive constraints and considerations.

            (c) Notwithstanding anything to the contrary in this Agreement providing for a different capital structure, to the extent that the lenders under the Project Financing require HWCC-Louisiana and DeBartolo to contribute additional equity into the LLC in order to obtain the Project Financing, each of HWCC-Louisiana and DeBartolo agrees to contribute such equity on a 50-50 basis.

                                   ARTICLE II
                                   MANAGEMENT

            2.01 EXECUTIVE COMMITTEE. The LLC will be managed by an Executive Committee (the "EXECUTIVE COMMITTEE") comprised of four (4) managers. The authority of the Executive Committee will be specified in the organizational documentation for the LLC (the "LLC DOCUMENTATION"). No member of the LLC will have the right to bind the LLC or to incur any obligation on behalf of the LLC unless approved by the Executive Committee. HWCC-Louisiana will appoint two (2) members to the Executive Committee who will represent HWCC-Louisiana, and DeBartolo will appoint two (2) members to the Executive Committee who will represent DeBartolo. The LLC Documentation will contain mandatory (but nonbinding) mediation procedures to resolve management stalemates in a manner acceptable to both Parties, with mutually acceptable buy/sell procedures in the event a stalemate cannot be resolved through mediation.

            2.02 CASINO AND HOTEL MANAGEMENT. All facilities and amenities owned by the LLC with respect to the Project will be operated and managed by one or more affiliates of HWCC-Louisiana (the "MANAGER"), pursuant to a management contract with a term coterminous with the Licenses (including any renewals thereof); provided, however, the HWCC-Louisiana-affiliate may retain a third-party to conduct such services with respect to the proposed golf course. The management contract will provide for (a) an initial term of 20 years, with 3 successive 10-year renewal periods, (b) the LLC's payment to the managing entity of a management fee (the "MANAGEMENT FEE") equal to 4% of the sum of (i) the net gaming revenues from the casino operations (i.e., gross casino revenues less promotional allowances) and (ii) the gross revenues of the hotel operations and all other facilities and amenities managed by the Manager, each calculated in accordance with custom in their respective industry, and (c) such other terms and conditions substantially similar to those set forth in Exhibit "A" attached to this Agreement. As part of the management service package to be provided by HWCC-Louisiana or its affiliates, the LLC will benefit from the use of certain accounting and proprietary marketing software systems provided by Advanced Casino Systems Corporation ("ACSC") and trademarks and other intellectual property rights necessary to operate under the "Hollywood Casino" name. The applicable royalties for use of the ACSC software or related to the intellectual property rights will be deemed to be included in the Management Fee; provided, however, the direct costs incurred by ACSC in providing such software to the LLC will be an additional responsibility of the LLC.

            2.03 INDEMNIFICATION. The LLC will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the LLC) by reason of the fact that such person is or was an Executive Committee member or officer of the LLC, against expenses (including attorney's fee), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit and/or proceeding. The termination of any action, suit or proceeding by judgment, order, settlement or conviction will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the LLC, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his or her conduct was unlawful. Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding may be paid by the LLC in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the LLC. Such expenses incurred by other officers, employees and agents may be so paid upon such terms and conditions, if any, as the Executive Committee deems appropriate.

                                  ARTICLE III
                      DISTRIBUTIONS AND FINANCIAL MATTERS

            3.01 Distribution Policy. The distribution policy of the LLC will be established by the Executive Committee taking into account (a) the requirements of applicable law, (b) the terms and conditions of the Project Financing, and (c) the capital and operating needs of the LLC.

            3.02 Additional Capital. To the extent that capital in addition to the Project Financing is needed to operate the LLC or fund certain maintenance or expansion of the Project, the LLC will raise such funds according to the following priorities; first, the LLC will seek to borrow such funds; second, the Parties may loan such funds to the LLC, with appropriate dilution of the non-lending Parties' membership interest in the LLC should the funds not be repaid within an appropriate period of time; and third, equity contributions will be made by each of the Parties on a pro rata basis in accordance with such Parties' membership interest in the LLC.

            3.03 Financial and Accounting Matters. The Parties will cause the LLC to perform the following.

            (a) Keep true and accurate books of account and records in accordance with usual accounting practices and procedures and cause the books and records of the LLC to be audited as soon as possible after the end of each fiscal year by a recognized accounting firm acceptable to the Parties.

            (b) Allow the members of the LLC and their authorized representatives to inspect, during normal business hours, the books and accounting records of the LLC to make extracts and copies therefrom at their own expense, and to have full access to all the property and assets of the LLC.

            (c) Supply to the members of the LLC any financial information they may from time to time reasonably require.

                                   ARTICLE IV
                       CLOSING AND CONDITIONS TO CLOSING

            4.01 THE CLOSING. The transactions prescribed in Section 1.02 shall be consummated at the earliest practicable date after the satisfaction of all conditions to the Parties' respective obligations, or at such other time as the Parties mutually agree (the "CLOSING"). The Closing will occur at the executive offices of HWCC-Louisiana, or at such other location as the Parties mutually agree.

            4.02 CONDITIONS OF DEBARTOLO'S OBLIGATIONS TO CLOSE. The obligation of DeBartolo to consummate the transactions prescribed in Section
  1.02 shall be subject to the satisfaction of the following conditions:

            (a) The representations and warranties of HWCC-Louisiana set forth in Article VII shall be true and correct in all material respects at and as of the Closing, as though made as of such date.

            (b) HWCC-Louisiana shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

            (c) There shall not be any injunction, judgment, order, decree, ruling or charge issued by any court or governmental entity with jurisdiction over any of the Parties in effect preventing consummation of any of the transactions contemplated by this Agreement.

            4.03 CONDITIONS TO HWCC-LOUISIANA'S OBLIGATIONS TO CLOSE. The obligation of HWCC-Louisiana to consummate the transactions prescribed in
  Section 1.02 shall be subject to the satisfaction of the following conditions:

            (a) The representations and warranties of DeBartolo set forth in
  Article VII shall be true and correct in all material respects at and as of the Closing, as though made as of such date.

            (b) DeBartolo shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

            (c) There shall not be any injunction, judgment, order, decree, ruling or charge issued by any court or governmental entity with jurisdiction over any of the Parties in effect preventing consummation of any of the transactions contemplated by this Agreement.

                                   ARTICLE V
                          SALE OF MEMBERSHIP INTERESTS

            5.01 PRIOR WRITTEN CONSENT REQUIRED FOR THE SALE OF MEMBERSHIP INTERESTS

            (a) Commencing immediately upon consummation of the Closing, no LLC member may sell, transfer or otherwise dispose of all or any its membership interest in the LLC without either (i) obtaining the prior written consent of the other LLC members, which consent will not be unreasonably withheld, or
  (ii) in the case of a proposed sale, transfer or disposition by DeBartolo, complying with the provisions of Section 5.01(b), and in the case of a proposed sale, transfer or disposition by HWCC-Louisiana, complying with the provisions of Section 5.01(c). Notwithstanding the foregoing, no written consent of the other LLC members or compliance with Section 5.01(b) or Section 5.01(c) will be required in the event of (x) an assignment or transfer of any membership interest in the LLC from an LLC member to its parent corporation or to another directly or indirectly wholly-owned subsidiary or holding company of the LLC member or its parent company or to an affiliate or subsidiary of such holding company or (y) a collateral pledge of or grant of a security interest in a membership interest in the LLC in order to secure indebtedness. Any sale, transfer or other disposal of any membership interest in the LLC (whether or not requiring the prior written consent of the other LLC members) will not be or become effective until the assignee or transferee has executed appropriate documentation in favor of the other LLC members and to the LLC whereby such assignee or transferee agrees to be bound by the terms and conditions of this Agreement and any other third party contracts entered into by the Parties.

            (b) As a condition to DeBartolo's right to sell, transfer or otherwise dispose of all or a portion of its membership interest in the LLC (other than as permitted in Section 5.01(a)), DeBartolo will first comply with the following conditions:

         (i) DeBartolo will first inform HWCC-Louisiana in writing (the "DEBARTOLO NOTICE OF SALE") of the prices, terms and conditions upon which it proposes to sell, transfer or otherwise dispose of all or any of its membership interest in the LLC, will identify the prospective purchaser or transferee of such membership interest, and will offer HWCC-Louisiana the opportunity to irrevocably elect to either (x) in the event that HWCC-Louisiana's membership interest in the LLC constitutes less than 50%, participate in such sale, transfer, or other disposition to the extent of HWCC-Louisiana's membership interest in the LLC (the "HWCC TAG-A-LONG RIGHTS") or (y) acquire DeBartolo's membership interest in the LLC (the "HWCC ROFR RIGHTS"). HWCC-Louisiana will have the preferential right to exercise either its HWCC Tag-a-Long Rights or its HWCC ROFR Rights as of the date of the DeBartolo Notice of Sale.

         (ii) In the event that HWCC-Louisiana exercises its HWCC Tag-a-Long Rights, DeBartolo will use its best efforts to cause the prospective purchaser or transferee to purchase both its and HWCC-Louisiana's membership interest in the LLC according to the terms set forth in the DeBartolo Notice of Sale so that HWCC-Louisiana would be entitled to receive the same value and nature of consideration for its proportionate membership interest in the LLC as is received by DeBartolo with respect to its membership interest in the LLC . If after giving effect to the proposed sale, the proposed purchaser intends to terminate, or replace the manager under, the management agreement referred to in Section 2.02 with someone other than an affiliate of HCC, then (I) HWCC-Louisiana will first be entitled to that portion of the proceeds of such sale that equals the fair market value of the management fee paid or to be paid under the management agreement and (II) DeBartolo and HWCC-Louisiana each would then be entitled to for their respective membership interests in the LLC an amount equal to the product of (A) the remainder of (1) the price in such DeBartolo Notice of Sale divided by DeBartolo's membership interest in the LLC minus (2) the fair market value of the management fee paid or to be paid under such management agreement, multiplied by (B) the respective Party's membership interest in the LLC. If an affiliate of HCC would continue as manager according to terms substantially similar to those set forth in Exhibit "A", then DeBartolo and HWCC-Louisiana would be entitled to for their respective membership interests in the LLC an amount equal to the product of (aa) the price in such DeBartolo Notice of Sale divided by DeBartolo's membership interest in the LLC, multiplied by (bb) the respective Party's membership interest in the LLC. In the event that such prospective purchaser or transferee will not agree to purchase all such membership interests in the LLC in accordance with the foregoing, DeBartolo may not proceed with such sale without the prior written consent of HWCC-Louisiana, which consent may be withheld by HWCC-Louisiana in its sole discretion.

         (iii) It will be deemed that the HWCC Tag-a-Long Rights and the HWCC ROFR Rights have been waived if such rights have not been exercised in writing within thirty (30) calendar days after receipt of the DeBartolo Notice of Sale.

         (iv) DeBartolo may, within a period of sixty (60) calendar days after the HWCC Tag-a-Long Rights and the HWCC ROFR Rights have been refused or waived by HWCC-Louisiana, sell, transfer or otherwise dispose of such membership interest to the prospective purchaser or transferee previously identified in the DeBartolo Notice of Sale, but not at a price less than nor upon terms and conditions more favorable to the purchaser or transferee than the price, terms and conditions first offered to HWCC-Louisiana.

         (v) If no such transaction of DeBartolo's membership interest in the LLC is consummated by DeBartolo within the same period of sixty (60) calendar days, DeBartolo will not thereafter make any sale, transfer or other disposal without again offering the same to HWCC-Louisiana in accordance with the provisions of this
  Section 5.01(b).

      (c) As a condition to HWCC-Louisiana's right to sell, transfer or otherwise dispose of all or a portion of its membership interest in the LLC (other than as permitted in Section 5.01(a)), HWCC-Louisiana will first comply with the following conditions:

         (i) HWCC-Louisiana will first inform DeBartolo in writing (the "HWCC NOTICE OF SALE") of the prices, terms and conditions upon which it proposes to sell, transfer or otherwise dispose of all or any of its membership interest in the LLC, will identify the prospective purchaser or transferee of such membership interest, and will offer DeBartolo the opportunity to irrevocably elect to either (x) participate in such sale, transfer, or other disposition to the extent of DeBartolo's membership interest in the LLC (the "DEBARTOLO TAG-A-LONG RIGHTS") or (y) acquire HWCC-Louisiana's membership interest in the LLC (the "DEBARTOLO ROFR RIGHTS"). DeBartolo will have the preferential right to exercise either its DeBartolo Tag-a-Long Rights or its DeBartolo ROFR Rights as of the date of the HWCC Notice of Sale.

         (ii) In the event that DeBartolo exercises its DeBartolo Tag-a-Long Rights, HWCC-Louisiana will use its best efforts to cause the prospective purchaser or transferee to purchase both its and DeBartolo's membership interest in the LLC according to the terms set forth in the HWCC Notice of Sale so that DeBartolo would be entitled to receive the same value and nature of consideration for its proportionate membership interest in the LLC as is received by HWCC-Louisiana with respect to its membership interest in the LLC. If after giving effect to the proposed sale the proposed purchaser intends to terminate, or replace the manager under, the management agreement referred to in Section 2.02 with someone other than an affiliate of HCC, then such amount that DeBartolo would be entitled to would be equal to the product of (x) the remainder of (I) the price in such HWCC Notice of Sale divided by HWCC-Louisiana's membership interest in the LLC minus (II) the fair market value of the management fee paid or to be paid under such management agreement, multiplied by (y) DeBartolo's membership interest in the LLC. If an affiliate of HCC would continue as manager according to terms substantially similar to those set forth in Exhibit "A", then such amount that DeBartolo would be entitled to would be equal to the product of (aa) the price in such HWCC Notice of Sale divided by HWCC-Louisiana's membership interest in the LLC, multiplied by (bb) DeBartolo's membership interest in the LLC. In the event that such prospective purchaser or transferee will not agree to purchase all such membership interests in the LLC in accordance with the foregoing, HWCC-Louisiana may not proceed with such sale without the prior written consent of DeBartolo, which consent may be withheld by DeBartolo in its sole discretion.

         (iii) It will be deemed that the DeBartolo Tag-a-Long Rights and the DeBartolo ROFR Rights have been waived if such rights have not been exercised in writing within thirty (30) calendar days after receipt of the HWCC Notice of Sale.

         (iv) HWCC-Louisiana may, within a period of sixty (60) calendar days after the DeBartolo Tag-a-Long Rights and the DeBartolo ROFR Rights have been refused or waived by DeBartolo, sell, transfer or otherwise dispose of such membership interest to the prospective purchaser or transferee previously identified in the HWCC Notice of Sale, but not at a price less than nor upon terms and conditions more favorable to the purchaser or transferee than the price, terms and conditions first offered to DeBartolo.

         (v) If no such transaction of HWCC-Louisiana's membership interest in the LLC is consummated by HWCC-Louisiana within the same period of sixty (60) calendar days, HWCC-Louisiana will not thereafter make any sale, transfer or other disposal without again offering the same to DeBartolo in accordance with the provisions of this Section 5.01(c).

      (d) Notwithstanding any of the provisions of this Article V, no LLC member may sell, transfer or otherwise dispose of all or any of its membership interest in the LLC, and no non-offering LLC member will be required to purchase such membership interest pursuant to Section 5.01(b) and Section 5.01(c), until the person, entity, group or other recipient which will purchase, receive or otherwise obtain such membership interest (i) satisfies the applicable provisions of Section 5.01 and (ii) complies with and satisfies any and all regulatory requirements provided under Section 9.02 of this Agreement.

            5.02 CHANGE OF CONTROL. In the event of a change in control (as defined below) of HWCC-Louisiana or Hollywood Casino Corporation ("HCC"), then DeBartolo shall have the right to require that HWCC-Louisiana purchase from DeBartolo all of the right, title and interest held by DeBartolo in the LLC in accordance with the terms set forth herein. A change in control with respect to HWCC-Louisiana shall be deemed to occur upon any loss of voting control of HWCC-Louisiana by HCC (or a wholly-owned subsidiary of HCC), including without limitation, the failure of HCC (or a wholly-owned subsidiary of HCC) to hold a majority of the outstanding stock of HWCC-Louisiana. A change in control with respect to HCC shall be deemed to occur in the event that HCC becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Securities Exchange Act of 1934 (as amended, the "EXCHANGE ACT"), proxy vote, written notice or otherwise) the acquisition by any person or related group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision to either of the foregoing, including any "group" acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Pratt Holders (as defined below), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 30% or more of the total voting power entitled to vote in the election of the Board of Directors of HCC or such other person surviving the transaction and, at such time, the Pratt Holders collectively shall fail to beneficially own, directly or indirectly, securities representing greater than the combined voting power of HCC's or such other person's voting stock as is beneficially owned by such person or group. "PRATT HOLDERS" means (a) Jack E. Pratt, Edward T. Pratt, Jr., William D. Pratt, Crystal A. Pratt, Maria A. Pratt and Edward T. Pratt III, their respective estates and members of the immediate family (including adopted children) of any such individuals who acquire voting stock of HCC from any such estates, (b) J.E. Pratt Co. No. 1, E.T. Pratt Co. No. 1, W.D. Pratt Co. No. 1, each a Texas general partnership, (c) C.A. Pratt Partners, Ltd., a Texas limited partnership, and (d) J.E. Pratt Family Trust,
  E. Pratt Family Trust and W.D. Pratt Family Trust. HWCC-Louisiana shall promptly give written notice to DeBartolo of the occurrence of any change in control described in this Section 5.02. DeBartolo will have a period of sixty
  (60) days following the date on which such notice is deemed given, within which to exercise the rights given to it hereunder by written notice ("PUT NOTICE") given to HWCC-Louisiana. Payment of the entire purchase price for DeBartolo's interest in the LLC shall be made within one hundred fifty (150) days after the date on which the Put Notice is deemed given by wire transfer to an account designated by DeBartolo. The purchase price for the interest in the LLC purchased hereunder shall be equal to the fair market value of the LLC (including the management agreement referred to in Section 2.02 but deducting therefrom the fair market value of the management fees paid or to be paid thereunder) multiplied by DeBartolo's membership interest in the LLC. The fair market value of the LLC shall be determined by an independent United States investment banking firm of national standing as selected by the mutual agreement of HWCC-Louisiana and DeBartolo or, if they cannot agree, then each of DeBartolo and HWCC-Louisiana shall select an independent United States investment banking firm to establish a good faith valuation of the LLC hereunder and the value of the LLC for purposes of this Section 5.02 shall equal the average of the two values. All costs attributable to obtaining any valuation under this Section 5.02 shall be borne equally by HWCC-Louisiana and DeBartolo.

                                  ARTICLE VI
                                  TERMINATION

    6.01 GENERAL. This Agreement will continue in effect until terminated pursuant to this Article VI. The Parties agree that the LLC Documentation will contain provisions similar to the provisions in this Article VI.

    6.02 TERMINATION BY NOTICE. Either Party may give written notice of termination of this Agreement to the other Party upon the happening of any of the following:

      (a) If the Parties, for whatever reason, lose the Licenses and the LLC is no longer able to commercially operate the Project as a gaming and casino establishment; or

      (b) If either Party in good faith determines that by entering into this Agreement and consummating the transactions described herein the review and analysis of the Applications has been or will be delayed or the chances of HWCC-Louisiana or the LLC being granted the Licenses has been or will be impaired; or

      (c) If the Licenses have not been granted to the LLC by December 31, 1997.

    6.03 Responsibility for Expenses. In the event either Party terminates this Agreement pursuant to Section 6.02 prior to the Closing, each of the Parties shall remain responsible for one-half of the Shared Expenses.

                                  ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES

      Each Party (and its respective permitted successors and assignees) hereunder represents and warrants the matters set forth below to the other Party as of the date hereof.

    7.01 AUTHORITY. It is validly existing and duly organized under the laws of the jurisdiction of its formation, and it (and the persons acting in its behalf) have all the requisite power and authority to execute, deliver and comply with the terms and provisions hereof and consummate the transactions contemplated herein.

    7.02 APPROVALS AND ENFORCEABILITY. Its execution, delivery and performance of this Agreement do not require the consent or approval of any governmental body or regulatory authority or other entity; is not in material contravention of or in material conflict with any applicable law or regulation; and, this Agreement is the valid, binding and legally enforceable obligation of such Party in accordance with its terms, except as the enforceability thereof may be limited by the effect of any bankruptcy or similar laws affecting creditors' rights generally.

    7.03 COMPLIANCE WITH LAWS. It is not in violation or default under any agreement with any person, or under any law, judgement, order, decree, license, permit, approval, rule or regulation of any court, arbitrator, administrator, administrative agency or other governmental authority to which it may be subject which might have a material adverse impact on its ability to perform its obligations hereunder, or on the other Party.

    7.04 EXCLUSIVITY. It is not now pursuing any activity that would violate the provisions of Section 8.01, except as otherwise described in Section 8.01. Neither Party has any existing or prospective business relationship in the State of Louisiana in connection with the subject matter of this Agreement.

    7.05 SUITABILITY. Neither it nor any of its affiliates is likely to be determined by any applicable regulatory authority to be unsuitable to conduct the operation of a casino gaming enterprise, has had any application for any gaming license or permit rejected, or has had any gaming license or permit, once having been issued, rescinded, suspended, revoked or not renewed or reinstated, and such Party has no knowledge that its affiliation with any person or entity will threaten or adversely affect the plans of the Parties' to obtain any requisite license or that could otherwise threaten or cause a possible revocation of such license.

    7.06 ACCURACY OF INFORMATION. All of the factual information regarding such Party contained herein (including all information set forth in the Recitals to this Agreement) or provided during the course of the Parties' negotiation is true, complete and accurate in all materials respects, and such Party has not omitted to disclose any material fact or detail pertinent to itself or the transactions contemplated hereunder which, in light of all of the facts and circumstances involved in the negotiation hereof, should have been disclosed to prevent any other information from being untrue, incomplete or inaccurate.

                                  ARTICLE VIII
                               SPECIAL COVENANTS

    8.01 EXCLUSIVE AGREEMENT. The Parties hereby agree that this Agreement will encompass their exclusive arrangements for pursuing and conducting riverboat casino gaming activities (exclusive of any existing arrangements between affiliates of DeBartolo and Casino America which are exempted from this
  Section 8.01) in either Bossier Parish or Caddo Parish, Louisiana (the "VENTURE AREA"). In this regard, each of the Parties covenants on behalf of itself and its owners, officers, members, partners, agents, family members (excluding, with respect to DeBartolo, Denise York) and affiliates that, regardless of whether or not the Parties form or own the LLC, and notwithstanding any termination of this Agreement, for a period of twelve (12) months from the date of termination of this Agreement no Party or any owner, officer, member, partner, agent, family member or affiliate thereof will pursue or possess (either directly or indirectly through affiliates, associates or family members) any pecuniary, proprietary, operational or financial interest in any business or entity engaged in riverboat casino gaming in the Venture Area other than with the other Party hereto on terms substantially similar to those set forth in this Agreement.

    8.02 CONFIDENTIALITY. All information designated in writing by any Party as confidential and proprietary at the time it is disclosed to the other Party (or such other Party's representatives and agents) during the term of this Agreement will be deemed to be confidential and proprietary (provided that for purposes hereof, any information provided by any Party pursuant to this Agreement which is generally available or was available to such other Party on a non-confidential basis prior to its disclosure in connection with this Agreement will not be deemed to be "confidential and proprietary") and will be treated as such. The Parties agree not to disclose any of the confidential and proprietary information (except as required by law) to any third party or use or permit the use of any such information in a manner detrimental to the other. Upon termination of this Agreement, each Party will promptly return to the other such materials (including all documents, memoranda, notes, any other writings whatsoever and electronic data prepared by the Parties or their advisors based on such materials) furnished to the other without retaining any copies thereof (except as otherwise required by law). This obligation will survive the termination of this Agreement for two (2) years from the date of termination. Notwithstanding the foregoing, such Party will be permitted to make use of or disclose confidential and proprietary information (a) which is in or comes into the public domain otherwise than through the default of either of the Parties, (b) which was already in the possession of such Party prior to the negotiations between the Parties leading to the execution of this Agreement as evidence by documentation in such Parties' possession at the date hereof, (c) as is required by law, (d) that is required to be disclosed by a court or governmental agency, (e) as may be authorized by both Parties in writing, and (f) to its financial advisors, attorneys and accountants to the extent necessary to effect the purpose and intent of this Agreement. Each Party will cause its subsidiaries and affiliates to observe the restrictions contained in the foregoing provisions.

                                   ARTICLE IX
                               REGULATORY MATTERS

    9.01 REGULATORY INFORMATION. Each Party shall provide all information pertaining to its organization, business, ownership, assets, management, financial sources and associations as shall be required by any federal or state regulatory authority with jurisdiction over the LLC or one or more of the Parties, including without limitation regulatory authorities in the States of Louisiana, Illinois, New Jersey and Mississippi.

    9.02 REGULATORY COMPLIANCE. The Parties must each independently comply with all regulations promulgated by any regulatory authority with jurisdiction over the LLC or one or more of the Parties. Without limiting the generality of the foregoing, the Parties shall submit to and cooperate in any attendant background investigations required by any of the foregoing jurisdictions by virtue of the Party's participation in the LLC. The Parties will each bear all of their own costs which they incur in connection with such compliance.

    9.03 EFFECT OF UNSUITABILITY DETERMINATION. If the applicable casino regulatory organization in any jurisdiction in which either Party to this Agreement (or any of its affiliates) holds a license to own or operate a casino compels such Party (the "AFFECTED PARTY") to discontinue its relationship with such other Party (the "UNSUITABLE PARTY") hereto for any reason whatsoever relating to the unsuitability of the Unsuitable Party or its affiliates, then the Parties agree to negotiate with such casino regulatory organization in an attempt to rescind or stay such order or otherwise afford the Unsuitable Party relief from such order. If the Parties are unsuccessful in obtaining the rescission, stay or other relief within ninety (90) days of such occurrence (or other shorter period mandated by the casino regulatory organization), then the Unsuitable Party's rights in the LLC shall immediately cease, and the Affected Party shall have the right to acquire all of the Unsuitable Party's right, title and interest in and to the Unsuitable Party's interest in the LLC and any projects developed by the LLC for the one-time termination payment set forth below:

      (a) The amount of the termination payment shall be the lesser of (i) 75 percent of the Appraised Value (as defined below), and (ii) that amount approved by the applicable casino regulatory organization.

      (b) Payment of the termination payment shall be made by wire transfer to an account designated by the Unsuitable Party within 120 days after the cessation of the Unsuitable Party's rights in the LLC.

      (c) The "APPRAISED VALUE" shall be the net present value of all future distributions attributable to the Unsuitable Party's interest in the LLC, as determined by an independent United States investment banking firm of national standing chosen by the Affected Party. All costs (including investment banking fees) attributable to obtaining the foregoing investment banking valuation shall reduce the termination payment. If either Party disputes the Appraised Value as determined above, such Party may retain a second independent investment banking firm of national standing to perform a second valuation of the Unsuitable Party's interest. The average of the initial valuation and any such subsequent valuation shall be the Appraised Value and shall be binding on all Parties. All costs (including investment banking fees) attributable to obtaining any subsequent investment banking valuation shall be paid solely by the Party disputing the initial valuation.

    9.04 INCLUSION IN ARTICLES AND BYLAWS. The Parties hereby agree to cause the LLC Documentation to include provisions that are equivalent to the provisions set forth in Sections 9.01, 9.02 and 9.03 of this Agreement.

                                   ARTICLE X
                            MISCELLANEOUS PROVISIONS

    10.01 BOARD APPROVAL. Each of the Parties represents and warrants that it is duly authorized and empowered to enter into and perform its obligations under this Agreement.

    10.02 FURTHER ACTIONS. The Parties to this Agreement will take any and all further actions and execute and deliver any and all documents that may be necessary to give full effect to the terms and intent of this Agreement.

    10.03 COOPERATION. Each of the Parties acknowledges that this Agreement is entered into between them and will be performed in a spirit of mutual cooperation, trust and confidence and that its intention is that the business, profitability and reputation of the LLC will be maximized by all reasonable and proper means. Each of the Parties undertakes to use all reasonable commercial efforts to promote the business undertaken in this joint venture.

    10.04 FEES AND EXPENSES. Each Party to this Agreement will pay its own fees and expenses incurred in connection with the negotiation and execution of this Agreement and the LLC Documentation, including, without limitation, attorneys' fees.

    10.05 NOTICES. Unless otherwise provided in this Agreement, all notices, approvals, consents, or other communications purporting to affect the rights of the Parties hereunder will be in writing and will be given personally or by facsimile or express overnight courier to the other Party entitled thereto at the proper address as set forth below or at such other address as such Party will notify to the other Party to this Agreement.

  If to HWCC-Louisiana:                      HWCC-Louisiana, Inc.
                                             Two Galleria Tower, Suite 2200
                                             13455 Noel Road
                                             Dallas, Texas 75240

                                             Attention: Jack E. Pratt
                                             Copy to:   General Counsel

                                             Telecopy Number: 214-386-7411

   If to DeBartolo:                       DeBartolo Entertainment Louisiana
                                           Gaming, Inc.
                                          999 Baker Way, Suite 420
                                          San Mateo, California 94404

                                          Attention:  Edward J. DeBartolo, Jr.

                                          Telecopy Number: 415-286-9636


      Any such notice or communication (a) sent by express overnight courier or facsimile will be considered given on the first business day following the date of dispatch and (b) delivered personally will be considered given on the date of such delivery. Nothing contained in this Section 10.05 will excuse failure to give prompt or immediate oral notice for purposes of informing the other Party of an event that requires such notice, but such oral notice will not satisfy the requirements of written notice set forth in this Section 10.05.

    10.06 WAIVER. No failure or delay by any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. No waiver by any Party of any breach of any provision hereof will be deemed to be a waiver of any subsequent breach of that or any other provision thereof. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby.

    10.07 AMENDMENTS. No amendment, addition to, or deletion of any of the provisions of this Agreement will be effective unless made in writing and signed by an authorized representative of each of the Parties.

    10.08 ASSIGNMENT. No Party will assign this Agreement or its rights or obligations hereunder except as expressly provided herein.

    10.09 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Louisiana (except for its conflict of law provisions).

    10.10 JURISDICTION. Any legal action or proceeding with respect to this Agreement must be brought in the state courts of Bossier Parish, State of Louisiana, or in the federal courts of the United States of America for the Western District of Louisiana. Each of the Parties accepts and submits to, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocable waives, in connection with any such action or proceeding any objection based upon the laying of venue or forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

    10.11  HEADINGS; SECTION REFERENCES.  The headings in this
  Agreement are for convenience and reference only and are not part of the substance of this Agreement. References in this Agreement to Sections and Articles are references to the Sections and Articles of this Agreement unless otherwise specified.

    10.12 ATTORNEYS' FEES, ETC. If any action at law or equity is brought to interpret or enforce this Agreement, the prevailing party or parties will be entitled to recover reasonable attorneys' fees, costs and necessary disbursements from the other party or parties in addition to any other relief to which he or they may be entitled.

    10.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts. Each counterpart shall be deemed to be an original, and all counterparts together shall constitute one document.


                                    * * * *

      IN WITNESS whereof this Agreement has been executed on the day and year first above written.

                                   HWCC-LOUISIANA, INC.


                                   By:   /s/ Jack E. Pratt
                                      ----------------------------
                                      Jack E. Pratt
                                      President


                                      DEBARTOLO ENTERTAINMENT
                                      LOUISIANA GAMING, INC.


                                   By:   /s/ Edward J. DeBartolo, Jr.
                                      -----------------------------
                                      Name:  Edward J. DeBartolo, Jr.
                                      Title: President

                                  EXHIBIT "A"

                          FORM OF MANAGEMENT AGREEMENT

                                 [See attached]






                              Exhibit "A" - Page 1

                    _______________________________________

                         MANAGEMENT SERVICES AGREEMENT
                    _______________________________________


            THIS MANAGEMENT SERVICES AGREEMENT ("AGREEMENT") is made and entered into as of the _____ day of __________, 199__, by and between [INSERT NAME OF HWCC-LOUISIANA/DEBARTOLO JOINT VENTURE], a Louisiana limited liability company ("OWNER") and [INSERT HWCC-LOUISIANA AFFILIATE WHO IS OPERATOR], a _____________ Corporation ("OPERATOR").

                                  W I T N E S S E T H:
                                  -------------------

            WHEREAS, Owner is or will become the owner in fee of those certain premises located on or adjacent to the Red River commonly known as Cane's Landing in the City of Bossier City, Parish of Bossier and State of Louisiana more particularly described on Exhibit "A" which is attached hereto and made a part hereby by reference (the "PROPERTY"), and that certain riverboat to be located in a basin on the Property which shall be licensed to conduct gaming activity thereon (collectively referred to as the "COMPLEX"); and

            WHEREAS, Operator has extensive experience in casino operations and management and has the knowledge and expertise to manage and operate the Complex on behalf of Owner; and,

            WHEREAS, Owner desires to benefit from the Operator's expertise in the management and operation of the Complex and Operator is willing to manage and operate the Complex on behalf of Owner, all in accordance with the terms and pursuant to the conditions set forth in this Agreement;

            NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises, representations, warranties, understandings, undertakings and covenants herein contained, and intending to be legally bound thereby, Owner and Operator hereby covenant and agree as follows:

                                  ARTICLE ONE
                                  -----------
                            APPOINTMENT OF OPERATOR
                            -----------------------

            1.01 APPOINTMENT AND TERM. Owner hereby appoints and employs Operator to act as its sole and exclusive agent for the supervision, direction and control of the management of the Complex (or any additions or expansions thereto) on the Owner's behalf, upon the terms and conditions hereinafter set forth for a term of twenty (20) years, commencing as of ___________, 199__ (the "COMMENCEMENT DATE") which date shall be the Commencement Date of the initial term (the "INITIAL TERM") and unless this Agreement is terminated by either party on not less than [SIX (6) MONTHS] prior written notice to the other prior to the expiration of the Initial Term of this Agreement, this Agreement shall be automatically renewed for three (3) consecutive additional terms of ten (10) years each (the "RENEWAL TERMS"). The Initial Term and the Renewal Terms are hereinafter referred to as the "TERM". Upon termination of the Term or any early termination as provided herein, Owner shall forthwith pay to Operator any and all amounts due to Operator as of such termination date.

            1.02 RELATION OF THE PARTIES. In taking any action pursuant to this Agreement, Operator will be acting only as the appointed agent or representative of Owner, and nothing in this Agreement shall be construed as creating a tenancy, partnership, joint venture or any other relationship between the parties hereto, except that of principal and agent. All debts and liabilities properly incurred by Operator in the course of its management and operation of the Complex hereunder shall be the debts and obligations of the Owner only, and Operator shall not be liable therefor, except as specifically stated to the contrary herein.

                                  ARTICLE TWO
                                  -----------

                              PRE-OPENING PROGRAM
                              -------------------

            2.01 REFURBISHING OF THE COMPLEX. Owner hereby warrants and represents that it is presently preparing for the construction of the Complex, in accordance with those certain plans and specifications tendered by Owner to Operator. During such construction, and prior to the Commencement Date of this Agreement, Operator shall perform the following project development services for Owner, provided Owner separately provides Operator reimbursement of (i) all expenses incurred by Operator under the provisions of this Section 2.01, and (ii) the compensation (including any and all salaries, expenses, benefits, and the like) paid to Operator's employees or those employees of Operator's affiliates assigned to the Complex on a full-time basis for the purpose of providing the following project development services until the Commencement Date of this Agreement:

    (a) Pre-opening sales office set-up, together with a pre-opening marketing plan to be approved in advance by Owner, which approval shall not be unreasonably withheld or unduly delayed; and,

    (b) Hiring of personnel in accordance with the provisions of this Agreement; and,

    (c) Coordination of initial inventories purchases; and,

    (d) Establishment of operating policies and procedures for the entire Complex; and,

    (e) Establishment of Complex security systems for assets, personnel and patrons; and,

    (f) Establishment of accounting and internal control systems and procedures; and,

    (g) Establishment of a preventative maintenance program; and,

    (h) Establishment of risk management policies and procedures; and,

    (i) Training of all staff.

  Notwithstanding the foregoing, Operator shall not provide project development services for Owner at a cost in the aggregate to Owner in excess of the Pre-Opening Budget described in Section 4.10(a)(i).

     2.02 CONSTRUCTION, FURNISHINGS AND EQUIPMENT OF THE COMPLEX. Owner warrants and represents:

     (a) That the Complex will be constructed of and will consist of those items specifically set forth in Exhibit "B", which is attached hereto and made a part hereof by reference;

     (b) That the Complex will be professionally designed, fully-furnished and provided with all necessary accessories, including but not limited to casino equipment and supplies, and will meet all fire, security and alarm requirements of all applicable building codes; and,

     (c) That Owner will provide, initially and throughout the Term, and at Owner's sole cost and expense, full and adequate initial inventories of food and beverage and of consumable items utilized in operating the Complex, such as soap, cleaning materials, matches, stationery and all other similar items; and,

     (d) That Owner will provide, initially and throughout the Term, and at Owner's sole cost and expense, sufficient working capital, as contemplated in
  Section 4.09 for the operation of the Complex.

     2.03 TITLE TO COMPLEX. Owner covenants and agrees that it has and throughout the Term of this Agreement it will maintain:

     (a) Full fee simple absolute possessory interest in the Property and full ownership of and title to the improvements of the Complex, except for such mortgages or other encumbrances related to Owner's financing of the purchase and refurbishment of the Complex and the retail mall to be constructed on the Property; and,

     (b) Full ownership of the furnishings, fixtures and equipment located on the Property ("FF&E"), free and clear of any liens, encumbrances, covenants, charges, burdens or claims, except: (i) such as do not materially and adversely affect the use thereof by Operator; (ii) mortgages or other encumbrances related to the financing of the Complex; (iii) leases of personal property and equipment; and (iv) purchase money mortgages. This Agreement shall not be subject to forfeiture or termination under any financing documents relating to the Complex, except in accordance with the provisions of this Agreement, notwithstanding that there shall be a default under such financing documents. Owner further covenants and agrees to pay and discharge any ground rents, any other rental payments, concession charges or any other charges payable by Owner in respect of the Complex, and, at its own expense, to undertake and prosecute all appropriate actions, judicial or otherwise, required to assure the quiet and peaceable operation of the Complex by Operator. Owner also agrees to pay, prior to delinquency, all taxes and assessments of whatever type which may become a lien on the Complex and which may be due and payable during the Term, unless (i) payment thereof is in good faith being contested by Owner, (ii) enforcement of any purported lien is stayed, and (iii) Owner maintains adequate reserves in a separate account with a reputable financial institution in order to discharge any such lien upon five (5) days notice of the existence of such lien.

                                 ARTICLE THREE
                                 -------------
                                    NOTICES
                                    -------
     Any and all written notices required by this Agreement shall be either hand-delivered or mailed, certified mail, return receipt requested, telexed, telecopied, or sent via commercial courier, addressed to:

     TO OPERATOR:
                                       ---------------------------

                                       ---------------------------

                                       ---------------------------

                                       ---------------------------

                                       ---------------------------

                                       Telecopier No.
                                                      ------------

     WITH COPY TO:
                                       ---------------------------

                                       ---------------------------

                                       ---------------------------

                                       ---------------------------

                                       ---------------------------

                                       Telecopier No.
                                                      ------------

     TO OWNER:
                                       ---------------------------

                                       ---------------------------

                                       ---------------------------

                                       ---------------------------

                                       ---------------------------

                                       Telecopier No.
                                                      ------------

     WITH COPY TO:
                                       ---------------------------

                                       ---------------------------

                                       ---------------------------

                                       ---------------------------

                                       ---------------------------

                                       Telecopier No.
                                                      ------------

  All notices hand-delivered shall be deemed delivered as of the date actually delivered. All notices mailed shall be deemed delivered as of five (5) business days after the date postmarked. All notices telecopied shall be deemed delivered as of the business day immediately following the date receipt of the telecopy is confirmed. All notices sent via commercial courier shall be deemed delivered as of the business day immediately following the date the notice is entrusted to the commercial courier service with directions for service within one (1) day. Any changes in any of the addresses listed herein shall be made by notice as provided in this Article Three.

                                  ARTICLE FOUR
                                  ------------
                                   OPERATION
                                   ---------
     4.01 STANDARDS.

     (a) With respect to the operation of the Complex pursuant to this and every other applicable Section of this Agreement, Operator shall manage the Complex in a manner consistent with both a first class entertainment complex and the standards and procedures exercised by Operator, its subsidiaries and affiliates, in the management of other casinos owned and operated by affiliates of Operator in the United States of America of the same or similar type, class and quality as the Complex, as such standards and procedures may be reasonably modified or revised by Operator from time to time, all in a professional manner and in the exercise of good faith.

     (b) In order for Operator to meet or exceed the aforementioned standards and procedures in a professional manner, and to comply with any legal requirements, Owner hereby agrees that (i) Operator shall have uninterrupted control and operation of the Complex during the Term of this Agreement, (ii) Owner will not interfere or involve itself with the day-to-day operation of the Complex, and (iii) Operator may operate the Complex free of molestation, eviction or disturbance by Owner or any third party claiming by, through or under Owner. Examples of the matters which Operator in its sole and exclusive discretion shall determine from time to time hereunder include, but shall not be limited to: rates; prices; charges to guests for other services performed by Operator at the Complex; the issuance of credit or other like decisions; the granting of complementaries or other like decisions; the terms of admittance to the Complex for purposes of entertainment; the labor policies of the Complex; and the type and character of publicity and promotion.

     4.02 PERMITS. Owner, with the assistance of Operator, shall obtain and maintain in full force and effect all necessary licenses and permits as may be required for the operation of the Complex by Operator including, without limitation, casino, liquor, bar, restaurant, sign and hotel licenses. All licenses and permits are to be in effect as of the Commencement Date of this Agreement. Operator undertakes to comply fully with any and all reasonably imposed conditions set out in any such licenses and permits.

     4.03 PERSONNEL.

     (a) All personnel of the Complex, except those mentioned in Section 4.03(b), shall be personnel of Owner. As agent for Owner, Operator shall have the sole and absolute discretion to hire, supervise, direct the work of, discharge and determine the compensation and other benefits of all personnel working in the Complex. Owner shall not interfere with or give orders or instructions to personnel employed at the Complex. Operator, in its sole and absolution discretion, shall determine the fitness and qualification of such personnel. Operator shall in no way be liable to said personnel or to Owner for any and all claims for wages, compensation or other benefits (including, without limitation, severance, pension, superannuation, retirement and termination pay) asserted by or on behalf of such personnel. The salaries, other compensation and benefits of such personnel shall be either paid by Owner or paid by Operator's check and reimbursed to Operator by Owner, depending upon which procedure Operator and Owner agree is most feasible.

     (b) Operator shall employ, in Operator's name but as agent of Owner and at Owner's sole expense, all key personnel as deemed reasonably necessary to be employed by Operator for the successful operation of the Complex. Operator shall pay the salaries, other compensation and benefits of such key personnel described above, for which Operator shall be reimbursed by Owner each month as a charge against Complex operations. Upon any termination of this Agreement, Operator shall have the right, but not the obligation, to remove or terminate said personnel from their duties at the Complex simultaneously with the termination hereof; Owner hereby covenants and agrees that it shall not hire or otherwise retain any such key personnel either prior to or after removal by Operator, without Operator's prior written consent thereto, which consent may be unreasonably withheld. As an expense of Complex operations, Operator shall have the right to grant such key personnel (i) such complimentary privileges usual and customary in the industry to similar positions, (ii) housing and meal allowances, including complimentary housing and meals at or near the Complex as is usual and customary in the hospitality industry for similar positions, or (iii) both (i) and (ii).

     (c) Operator shall employ and pay, and Owner shall reimburse Operator for, such reasonable pro rata wages and other reasonable compensation of Operator's own employees and those of subsidiaries and affiliates of Operator not employed on the premises of the Complex on a permanent basis who are engaged in the performance of duties imposed under this Agreement. Owner shall pay monthly to Operator all reasonable travel, lodging and meal costs and expenses incurred by Operator's employees, and those of subsidiaries and affiliates of Operator, prior to and after the Complex is opened to the public as the same are incurred in the performance of duties imposed under this Agreement. Operator shall have the right, which right shall not be unreasonably exercised, to determine the advisability of such travel. Operator's employees shall be furnished and provided with rooms and food, as an expense of Complex operations, whenever such employees are located at the Complex in the performance of this Agreement.

     (d) Operator shall, as agent for Owner and at Owner's sole expense, employ specialists to perform services for the Complex related to the operation, maintenance and/or protection of the Complex, such as engineers, designers, attorneys, independent accountants and the like.

     4.04  SALES AND PROMOTIONS.

     (a) Operator shall cause the Complex to participate in sales and promotional campaigns and, as appropriate, activities involving complimentary items to hotels, casinos, travel agents, tourist officials and airline representatives and other hospitality industry representatives. Operator shall have the sole right to entitle the key personnel and the personnel employed by Owner and Operator to grant complimentary items when the same is customary in the travel, hospitality or gaming industry or in Operator's standard practice or policy.

     (b) Owner agrees that no influence will be brought on Operator or the General Manager of the Complex relating to the granting or extension of credit. Credit facilities shall be granted by Operator in its sole reasonable discretion and in accordance with Operator's standard procedures.

     (c) Operator, on behalf of Owner, shall institute and supervise a sales and marketing program and shall coordinate and cooperate with the local and international sales and marketing programs of Operator and shall also coordinate with tour programs marketed by airlines, travel agents and government tourist departments when Operator determines such programs are in the best interest of Owner.

     4.05   MAINTENANCE AND CAPITAL REPLACEMENT.

     (a) Owner recognizes the necessity of a program of replacement of FF&E and the need to cause the Complex to continue to be furnished, equipped and landscaped in accordance with the standards described herein. Both parties recognize that the particular properties or particular articles of FF&E may not require expenditure for maintenance and repairs in any given year, but average costs thereof shall be reflected in the Budgets (as defined in Section 4.10(a)). During the first year of operations hereunder, a reserve of not less than one and one-half percent (1.5%) of the gross revenues of the Complex shall be established for replacements, substitutions and additions to FF&E, such reserve to be established by setting aside each month from operating profits an amount equal to one and one-half percent (1.5%) of the gross revenues of the Complex for such month; for the second operating year (and for each operating year thereafter), the respective percentages shall be increased to two percent (2%), respectively. In determining the Annual Budget (as defined in Section 4.10(a)(iii)) of the second operating year (and for each operating year thereafter), Owner and Operator shall mutually agree as to whether such reserve should be increased, it being understood that the account of such reserve must always be sufficient to meet the standards established hereunder.

     (b) Operator, as agent of Owner, is authorized to make and enter into such agreements as are in Operator's reasonable opinion necessary for the operation, supply and maintenance of the Complex as required by this Agreement. Notwithstanding the foregoing, Operator may not enter into agreements for the provision of goods and/or services to the Complex from Operator's affiliated entities, unless such agreements are at or below the fair market value of the goods and/or services provided or rendered; for purposes of this Agreement, the term "Operator's affiliated entities" shall mean any entity in which Operator, either directly or indirectly, has the power to control or vote a significant part of the outstanding securities or equity interest of such entity.

     (c) Operator shall have the right to make such alterations, additions or improvements in or to the Complex as are consistent with the standards established hereunder. The cost of such alternations, additions or improvements shall be charged directly to current expenses of the Complex or shall be capitalized and amortized on the books of account of the Complex in accordance with Operator's standard accounting practices consistently applied.

     (d) In the event that, at any time during the Term of this Agreement, repairs or additions to or changes in the Complex shall be required by reason of any laws, ordinances, rules or regulations now or hereafter in force, or by proper and lawful order of any governmental or municipal power, department, agency, authority, or officer, such repairs or changes shall be made at the discretion of Operator, without the prior approval of Owner; provided that Operator shall use its best efforts to consult, in advance, with Owner with respect to such changes, additions or repairs.

     4.06    ACCOUNTING SERVICES.

     (a) Operator, at Owner's sole cost and expense, shall maintain a complete accounting system in connection with the management of the Complex. The books and records shall be kept in accordance with generally accepted accounting principles consistently applied, as applied by Operator or its subsidiaries or affiliates in other gaming operations similar to the Complex. Books and accounts shall be maintained at the Complex. Title to such books and accounts shall vest jointly in Owner and Operator, while possession of such books and records shall vest solely in Operator; provided, however, that upon proper termination of this Agreement and proper and timely payment to Operator of all sums due to or accrued for the benefit of Operator under this Agreement, title to and possession of such books and accounts shall vest in Owner. Owner shall have the right and privilege of examining and copying said books and records at any reasonable time during regular business hours.

     (b) Operator, at Owner's sole cost and expense, shall cause a certified audit of the Complex to be performed annually by such reputable accounting firm mutually acceptable to Owner and Operator, and at least three (3) copies thereof shall be furnished to each party not later than ninety (90) days from the end of Owner's fiscal year. Nothing herein contained shall prevent Owner, at its sole expense, from designating a reputable accounting firm to, upon reasonable prior written notice, examine the books and records of the Complex during regular business hours.

     (c) On or before the twenty-fifth (25th) day of each month, Operator shall furnish Owner with an unaudited operating statement for the prior calendar month detailing (i) Statistical Data, (ii) Gaming Revenue Data (broken down by departmental or revenue source), (iii) Gaming Operating Expense Data (broken down by departmental or expense source) (iv) Food & Beverage Department Data,
  (v) Other Income Data, (vi) Overhead Departments Data, (vii) Fixed Charges,
  (viii) Gross Operating Profit, and (ix) Net Income or Loss, including management fees and other amounts paid to Operator. Any adjustment required to make up an underpayment or to refund an overpayment of the monthly payments to Owner or to Operator, as revealed in any monthly operating statement, shall be made by way of an adjustment in the payment during the month following the furnishing of said monthly operating statement. Likewise, any adjustments predicated on the annual audited statements for the Complex, will be made during the first month following completion of the annual audit.

     4.07  BANK ACCOUNTS.

     (a) Operator shall establish at reputable financial institution(s) reasonably approved by Owner such Complex bank accounts as Operator deems necessary for the operation of the Complex. The accounts shall be styled "name of Complex-type of account (e.g., operations, payroll)", and all bank accounts shall provide that Operator's designees shall be the only parties authorized to draw upon said accounts. At least thirty (30) days prior to the Commencement Date, Owner shall deposit the amount of _____________ ($___________) into the operating bank account, as designated by Operator, to serve as a minimum bank account to use as the Complex's initial operating capital in accordance with the approved Budgets. After the Commencement Date, Operator shall deposit, not less frequently than monthly, any cash on hand in excess of its reasonably anticipated operating capital needs for the next thirty (30) days and of any reserves required hereunder in such bank accounts or other depositories as may be designated by Owner. It is understood that Operator shall maintain funds at the Complex and shall make payments therefrom as the same are usually and customarily made in the hospitality and gaming industry.

     (b) During the Term hereof, Owner shall furnish to Operator true and correct copies of all property tax statements and insurance policies and all financing documents (including notes and mortgages) relating to the Complex. Without in any way diminishing Owner's responsibility hereunder, Operator shall be authorized, if Owner so requests in writing, to pay from the Complex bank accounts the amounts indicated by said statements and/or documents, provided sufficient funds are in such Complex accounts.

     4.08 CONCESSIONS. Operator shall have the exclusive right to consummate, in the name of and for the benefit of Owner, arrangements and leases with concessioners, licensees, tenants and other users of any commercial space in the Complex, at then-prevailing commercially reasonable rates.

     4.09   EXPENSES.

     (a) All costs, expenses, funding of operating deficits and working capital, and other obligations and liabilities hereunder ("OWNER'S FINANCIAL OBLIGATIONS") shall be the sole and exclusive responsibility and obligation of Owner, except for those instances herein where it is expressly and specifically stated that such item shall be for the accounts of Operator. It is understood that statements herein indicating that Operator shall "furnish", "provide" or otherwise supply, present or contribute items or services hereunder shall not be interpreted or construed to mean that Operator is liable or responsible to fund or pay for such items or services, except in those specific instances mentioned above.

     (b) With respect to Owner's Financial Obligations, the same shall be funded and/or paid for as follows: (i) First, from monies which may be available in the Complex accounts maintained by Operator hereunder; and (ii) Second, if such Complex accounts maintained by Operator hereunder do not contain monies sufficient to fund and/or pay Owner's Financial Obligations, from monies which shall be deposited by Owner in such Complex accounts within fifteen (15) days
  after request therefor by Operator in writing.   If such monies are not so
  deposited by Owner in the amounts requested by Operator within such fifteen
  (15) day period, Operator shall have the right, but not the obligation, to terminate this Agreement upon ten (10) days prior written notice to Owner and, in the event of two (2) consecutive such defaults in any calendar year, regardless of Owner's cure thereof.

     (c) It is understood and agreed that Operator shall have no obligation or duty to fund and/or pay for any of Owner's Financial Obligations.

     4.10 BUDGETS.

     (a) Operator shall be obligated to furnish Owner with the following budgets (collectively "BUDGETS") during the Term hereof:

          (i) A pre-opening budget ("PRE-OPENING BUDGET") on or prior to the Commencement Date, which Pre-Opening Budget shall detail all costs and expenses reasonably anticipated by Operator for the actions described in Section 2.01.

          (ii) A commencement budget ("COMMENCEMENT BUDGET") within sixty (60) days prior to the Commencement Date to be updated within thirty (30) days after the Commencement Date, which Commencement Budget shall detail all costs, expenses and reserves reasonably anticipated by Operator, or contemplated in this Agreement, during the remainder of the first calendar year of the Term of this Agreement, including but not limited to, working capital, initial operating equipment and supplies, expenditures for recruiting, training, advertising and promotion and other similar costs and expenses.

          (iii) An annual budget ("ANNUAL BUDGET") at least sixty (60) days prior to the end of the first calendar year after the Commencement Date and each succeeding calendar year of the Term hereunder. Each Annual Budget shall detail all costs, expenses and reserves reasonably anticipated by Operator, or contemplated in this Agreement, for the next succeeding year. Annual Budgets may be amended from time to time, after submission by Operator to Owner of such amendments.

     (b) Operator makes no guarantee, warranty or representation whatsoever in regard to Budgets, same being intended as reasonable estimates only.

     (c) With respect to any deficits which may arise as a result of operations hereunder, Owner shall be obligated to fund and pay such deficits which are not covered by Complex income within fifteen (15) days after written request therefor by Operator. If Owner fails or delays in furnishing funds to cover deficits as aforesaid (by failure to approve or delay in approving Budgets in a timely manner or otherwise), Operator shall have no responsibility or liability therefor, and Owner shall indemnify and hold harmless Operator with respect to any liability, however arising, which may arise out of or relate to, directly or indirectly, such failure or delay in funding such obligations.

     (d) All Budgets submitted by Operator to Owner under this Section 4.10 shall (i) be prepared generally in accordance with generally accepted accounting principles, (ii) be presented substantially in the format of the operating statements required of Operator pursuant to Section 4.06(c) of this Agreement,
(iii) include detailed business and market plans, and (iv) be subject to Owner's prior express approval, which approval shall not be unreasonably withheld or unduly delayed. In the event Owner and Operator are unable to agree on any given Budget within two (2) months from the end of a fiscal year, Owner and Operator, hereby appoint Arthur Andersen & Co. as an independent arbiter which shall determine a Budget no later than four (4) weeks after its receipt of written notice of such a dispute. The arbiter's Budget shall be binding upon Owner and Operator. All expenses incurred as a result of the invocation of such independent arbiter provision shall be borne solely by the Complex, subordinated to the payment of all fees and expenses due to or accrued for the benefit of Operator pursuant to this Agreement. The provisions of this Section 4.10(d) are to be carried out in tandem with, and not as an alternative for, the arbitration provisions of Section 13.07 of this Agreement.

     (e) The foregoing notwithstanding, Operator may incur expenses in excess of the amounts set forth in the Budgets provided:

          (i) the actual total expenditures for the operating department within which any given expense is allocable will not exceed one hundred ten (110%) percent of the total budgeted expenditures for such operating department approved in the then-applicable Budget; or

          (ii) such expenditure is expressly authorized in this Agreement; or,

          (iii) Operator obtains Owner's prior approval of such expenditure, which approval shall not be unreasonably withheld or unduly delayed; or,

          (iv) such expenditure is warranted by increased levels of business;
          or,

          (v) such expenditure is required to meet emergency conditions and Owner is promptly advised thereof; or,

          (vi) additional expenditures are incurred by reason of the occurrence of an event or events not reasonably foreseeable by Operator; or,

          (vii) such expenditure is caused by the occurrence of an event or events outside Operator's reasonable control.

     4.11 APPROVALS. In approving or consenting to any matter hereunder, Owner shall act in a reasonable manner; however, Owner shall take into account Operator's advises stemming from its experience as a manager of complex gaming properties, and taking into account conditions prevailing generally in the hospitality and gaming industry.

                                  ARTICLE FIVE
                                  ------------
                            COMPENSATION OF OPERATOR
                            ------------------------

     5.01 FORMS OF COMPENSATION. For and in consideration of the services rendered by Operator pursuant to this Agreement, Owner agrees to pay to Operator the Management Fee (defined below) and all reimbursables set forth elsewhere in this Agreement.

     5.02 MANAGEMENT FEE DEFINED. For purposes of this Article Five, the term "MANAGEMENT FEE" shall mean a fee equal to four percent (4%) of all gross revenues of the Complex, including without limitation, all revenues and proceeds from business interruption or other loss of income insurance. In computing the Management Fee, there shall first be deducted the following:

          (a) Any gratuities, or service charges added to a customer's bill or statement in lieu of gratuities, which are payable to Complex employees;

          (b) An amount equal to all credits or refunds made to customers, guests or patrons;

          (c) All sums and credits received in settlement of claims for loss or damage of FF&E or to the physical plant of the Complex;

          (d) All gaming taxes, sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or charges;

          (e) Any and all income from the sale of FF&E;

          (f) Any compensation payments for claims against third parties arising out of or during the course of the operation of the Complex.

The Management Fee shall (i) be computed monthly before the payment of any and all income, franchise, federal, state or municipal taxes (other than gaming taxes), and (ii) shall be paid monthly in arrears on the tenth (10th) day of each month. The Management Fee shall be included in all operating statements which Operator furnishes to Owner hereunder, and adjusted annually in accordance with the audited Financial Statements for the Complex.

     5.03 LOSSES. Except to the extent set forth in Section 5.03, losses in any year shall be borne exclusively by Owner and shall not reduce the amount of any compensation which Operator may be entitled to receive hereunder for any prior, present, or subsequent years. No part of such losses shall be charged against, recaptured out of or otherwise serve to diminish or affect the Gross Operating Profit of the Complex for prior, present, or subsequent years.

                                  ARTICLE SIX
                                  -----------
                            INSURANCE AND INDEMNITY
                            -----------------------

     6.01 PROPERTY INSURANCE. Operator shall procure and maintain, and Owner shall pay for, from the Commencement Date and thereafter at all times during the Term hereof property insurance, equal to at least one hundred percent (100%) of the insurable value thereof on a replacement cost basis, or such lesser amount to which Operator, in its sole and exclusive discretion, may determine, against loss or damage to the Complex and its contents from fire, boiler explosion and such other extended coverage risks and casualties as Operator shall deem necessary. Operator shall also procure and maintain, and Owner shall pay for, business interruption insurance against loss or damage by fire and other hazards customarily included in an extended coverage endorsement, including riot, civil commotion and insurrection, all of said business interruption insurance to be effective from the Commencement Date of this Agreement and during the Term hereof. Such liability and property insurance coverage shall list Operator as an additional insured, with a right to thirty (30) days prior written notice in the event of cancellation or modification of coverage.

     6.02 LIABILITY INSURANCE/MISCELLANEOUS COVERAGES. Operator shall procure and maintain, and Owner shall pay for, during the Term hereof, the following insurance, which insurance shall list Operator and Operator's subsidiaries, affiliates, officers, directors, agents, servants, workmen, and employees (all collectively referred to herein as "OPERATOR") as additional insures, with a right to thirty (30) days prior written notice in the event of cancellation or modification of coverage:

          (a) Comprehensive General Liability Insurance at a limit of at least $1 million per occurrence/$2 million aggregate, including, but not limited to, liquor liability and innkeepers liability coverage to protect against theft of or damage to guests' property;

          (b) Automobile Liability and Physical Damage Insurance for at least $1 million combined single limit to include broad form drive other car coverage;

          (c) Comprehensive Crime Insurance including, but not limited to, Employee Dishonesty and Depositor's Forgery Coverages;

          (d) Such Workman's Compensation, Employer's Liability or similar insurance as may be required by law;

          (e) Group Benefits Insurance including major medical and hospitalization for Complex employees;

          (f) Any insurance which Owner or Operator may be required to obtain pursuant to any franchise covering the Complex;

          (g) Umbrella (Excess Liability) Insurance in an amount of not less than $100 million; and

          (h) Insurance against such other operating risks which it is now or may hereafter be customary to insure in the operation of gaming complexes.

     6.03  INSURANCE STANDARDS AND REQUIREMENTS.

     (a) It is agreed that all insurance hereunder shall fully and adequately protect Owner and Operator, and shall meet or exceed any requirements of applicable laws, rules or regulations, insurance underwriters, or other third parties having the right to determine insurance requirements for the Complex. Owner and Operator shall each approve all insurance required for the Complex with respect to amount and types of coverage, and the terms and conditions thereof; provided that, in making determinations hereunder with respect to insurance, Owner and Operator shall take into account Operator's advice derived
from its experience as a casino and hotel manager.   Insurance procured
hereunder shall be placed with reputable, financially sound insurance companies acceptable to Owner and Operator, and shall be obtained in the name of Owner or Operator (as agent for Owner), as the parties may mutually agree. All insurance hereunder shall name Operator and Owner as co-insureds and/or additional insureds. If Owner should refuse or delay in approving the procuring or maintaining of insurance which Operator reasonably deems to be advisable to obtain for the Complex, Operator shall have (i) the right, upon five (5) days prior written notice to Owner, to procure such insurance in Operator's own name but at Owner's sole cost and expense, and (ii) the right to terminate this Agreement upon sixty (60) days prior written notice to Owner, unless such insurance is procured by Owner within such notice period.

     (b) Operator and Owner shall submit to each other each year a summary of the insurance coverage maintained by each with respect to the Complex, and each party shall have thirty (30) days thereafter to give its comments thereon to the other. If a submitting party receives no written comments from the other party within said period, the insurance program shall be deemed approved for that year.

     6.04   INDEMNITY.  Owner agrees:

     (a) To indemnify and hold Operator free and harmless from any liability for injury or death to persons or damage or destruction of property due to any cause whatsoever, either in or about the Complex or elsewhere, as a result of the performance of this Agreement by Operator, its agents, workmen, servants, officers, directors or employees, irrespective of whether caused, wholly or partially, by the negligence of Operator, its agents, officers, directors or employees; and,

     (b) To reimburse Operator upon demand for any money or other property which Operator is required to pay out for any reason whatsoever in performing its duties hereunder or as a consequence thereof, whether the payment is required by law to settle labor claims, for operating expenses or any other charges or debts incurred or assumed by Operator or any other party, or judgments, settlements, or expenses in defense of any claim, civil or criminal action, proceeding, charge, or prosecution made, instituted or maintained against Operator or Owner, jointly or severally, because of the condition or use of the Complex, or acts of failures to act of Operator, its employees, officers, directors or agents, Owner, its employees, officer or agents, or arising out of or based upon any law, regulation, requirement, contract or award; and,

     (c) To defend any claim, action, suit or proceeding brought against Operator or Owner, jointly or severally, arising out of or connected with any of the foregoing, and to hold harmless and fully indemnify Operator from any judgment, loss or settlement on account thereof, regardless of the jurisdiction in which any such claims, actions, suits or proceedings may be brought.

     (d) Notwithstanding the foregoing, Owner shall not be liable to indemnify and hold Operator harmless from any liability described above which results from the gross negligence or willful misconduct of Operator, its agents, employees, officers or directors.

                                 ARTICLE SEVEN
                                 -------------
                           GROUP SERVICES BY OPERATOR
                           --------------------------

     7.01 GROUP SERVICES. Operator shall provide to the Complex, from other offices or casinos managed by Operator or its affiliates or subsidiaries, the following services:

     (a) General Administrative Service, in connection with:

      (i)  Operation:

          Quality Control and Inspection;
          General Supervision;
          Supervision of Employee Hiring and Training;
          Sales Coordination;
          Coordination of a System-wide Preventive Maintenance
            Program;
          Coordination of Advertising and Promotional Program;
          Renovating and Redecoration of Complex;
          Purchasing of Furnishings and Equipment.

     (ii)  Accounting:

          Coordination of the Accounting System, and the procuring of a Computer Program (Software) for the same;
          General Supervision of Accounting Reports;
          Internal Audits.

     (b) Specific services, whereby personnel might be loaned to the Complex as may be deemed reasonable by Operator from other hotel and/or casinos from time to time for the Complex's benefit.

     7.02  COSTS OF SERVICES.  The cost of the services referred to in Section
7.01 shall be reimbursed to Operator as a Complex operating expenses on a direct cost bases. Such costs for services include:

(a) Actual out-of-pocket telecommunication and travel expenses for the personnel necessary to coordinate the above services directly attributable to the Complex operation; and

(b) The direct cost to Operator in preparing payrolls, computer time and financial statements for the Complex; and

(c) The proportional cost attributable to the Complex of the overall advertising and promotion budget undertaken by Operator or its affiliates or subsidiaries; and

(d) In the case of specific services described in Section 7.01(b), the actual pro rata compensation cost and out-of-pocket reimbursable travel expenses of personnel while loaned to the Complex for its benefit.

     7.03  SOFTWARE.

     (a) Software. Operator and Owner acknowledge that, through the experience of Operator's affiliates, Operator has developed or directed the development of data processing computer software for hotel operations (the "SOFTWARE"). As part of the services furnished by Operator under this Agreement, Operator shall procure for the Complex, at Owner's sole cost and expense, Operator's data processing computer software for the operation of the Complex from Operator's affiliates. Owner agrees that Operator shall purchase, at Owner's sole cost and expense, the necessary data processing hardware equipment to use the computer software in the operation of the Complex. Owner further agrees that, as an operating expense of the Complex and at Owner's sole cost and expense, Operator shall procure such installation, training, retraining and maintenance assistance from Operator's affiliates as Operator, in its sole discretion, deems advisable. For purposes of this Section 7.03(a), the term "Owner's cost and expense" is defined as a cost which is cost competitive in the marketplace with other comparable available date processing software and hardware.

     (b) Title to the Software. Owner hereby acknowledges that the exclusive right of ownership in the Software, as well as any subsequent improvements, modifications or updates to the Software, vests solely in Operator. Owner hereby disclaims any right to ownership, possession or use of the Software and related materials. Owner hereby acknowledges the unique proprietary nature of the Software and does hereby covenant that Owner shall maintain the strict confidential nature of the Software and related materials provided for use pursuant to this Agreement and Owner shall not disseminate such Software or related materials to any other person or entity without the express written consent of Operator thereto. Owner hereby further covenants that it shall not, and it shall not suffer any other person or entity to, violate the provisions of this Section 7.03(b), which Owner hereby consents shall be enforceable in equity, in a summary fashion, by Operator or its assignees without proof of harm other than an unauthorized disclosure.

     (c) Return of the Software. Upon termination of this Agreement, for whatever reason, Owner shall immediately discontinue the use of the Software and/or related materials and shall, within sixty (60) days of such termination, certify to Owner that (i) the use of the Software and related materials has been discontinued, (ii) all originals and copies of the Software have been returned to Operator, and (iii) no person or entity has retained any portion, in original or duplicate, of the Software or related material. The provisions of Sections 7.03(b) and 7.03(c) of this Agreement shall survive any termination of this Agreement.

     7.04 INTELLECTUAL PROPERTY. Operator shall procure for the Complex the use of the "Hollywood Casino" name and related trademarks, including those marks which may from time to time be developed and implemented in operating Hollywood Casino establishments in the United States (the "INTELLECTUAL PROPERTY") to the extent that the use of such additional marks are appropriate (as determined by the Operator) for use at the Complex. The cost and expense of such Intellectual Property shall be deemed to be included within the Management Fee.

                                 ARTICLE EIGHT
                                 -------------
                    DAMAGE TO AND DESTRUCTION OF THE COMPLEX
                    ----------------------------------------

     8.01 OWNER TO RESTORE. Owner agrees, subject to the provisions of this Article Eight, to repair, restore, rebuild or replace any insured damage to, or impairment or destruction of the Complex from fire or other casualty. If Owner fails to undertake such work within ninety (90) days after the fire or other casualty, or shall fail to complete the same diligently, Operator may, but shall not be obligated to, undertake or complete such work for the account of Owner and shall be entitled to be repaid therefor, and proceeds of insurance shall be made available to Operator.

     8.02 LIMITATION ON RESTORATION. If the Complex shall be totally destroyed or substantially destroyed during the Term of this Agreement by fire or other casualty and (a) adequate insurance as required by Article Six of this Agreement shall have been maintained, and (b) the cost of repairing, restoring, rebuilding and replacing the same shall exceed one hundred percent (100%) of the proceeds of the insurance collectible by Owner for and on account thereof, Owner shall have the right and option, upon notice served upon Operator within sixty (60)
days after such fire or other casualty, to terminate this Agreement.   If the
cost of repairing, restoring, rebuilding or replacing the damage, impairment or destruction resulting from such fire or other casualty shall be less than one hundred percent (100%) of the proceeds of the insurance collectible by Owner, or, if greater, is the result of Owner not having maintained adequate insurance as required by Article Six of this Agreement, Owner shall repair, restore, rebuild or replace such damage, impairment or destruction, unless and to the extent that Owner and Operator shall otherwise agree. If Owner fails to undertake such work within ninety (90) days after a fire or other casualty, or shall fail to complete the same diligently, Operator, without prejudice to its rights to repair, restore, rebuild or replace such damage, impairment or destruction for and on behalf of Owner and its rights and remedies upon undertaking any such work provided for in this Article, may at its election, terminate this Agreement upon notice to Owner.

                                 ARTICLE NINE
                                 ------------
                                  CONDEMNATION
                                  ------------

          9.01 TOTAL CONDEMNATION. If the whole of the Complex shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority for any public or quasi-public use or purpose, or if such a portion hereof shall be taken or condemned so as to make it imprudent or unfeasible, in Operator's reasonable opinion, to use the remaining portion as a Complex of type and class immediately preceding such taking or condemnation, then, in either of such events, Operator, in its sole discretion, may determine that the Term of this Agreement shall cease and terminate as of the date of such taking or condemnation, and, in any such event, Operator shall be paid from such award an amount equal to four percent (4%) of such award or Operator's Management Fee earned during the year preceding the date of termination of this Agreement, whichever is greater.

          9.02 PARTIAL CONDEMNATION. If only a part of the Complex shall be taken or condemned and the taking or condemnation of such part does not make it unfeasible or imprudent, in Operator's reasonable opinion, to operate the remainder as a Complex of the type and class immediately preceding such taking or condemnation, this Agreement shall not terminate, but out of the award to Owner, so much thereof as shall be reasonable necessary to repair any damage to the Complex, or any part thereof, or to alter or modify the Complex, or any part thereof, so as to render the Complex a complete and satisfactory architectural unit as a Complex of the same type and class as it was immediately preceding the taking or condemnation shall be used by Owner for that purpose. The balance of the award, after deduction of the sum necessary for restoration, shall be fairly and equitably apportioned between Owner and Operator so as to compensate Operator for any loss of income resulting from or as the result of the taking or condemnation.

                                  ARTICLE TEN
                                  -----------
                           RELATIONSHIP AND AUTHORITY
                           --------------------------

          The provisions of this Agreement relating to the Management Fee payable hereunder is included solely for the purpose of providing a method whereby the said fees can be measured and ascertained. Operator and Owner shall not be construed as joint venturers or partners of each other and neither shall have the power to bind or obligate the other except as set forth in this Agreement. Operator is, however, clothed with such additional authority and powers as agent of Owner as may be necessary to carry out the spirit and intent of this Agreement.

                                 ARTICLE ELEVEN
                                 --------------
                                  TERMINATION
                                  -----------

          11.01 RECIPROCAL TERMINATION. Notwithstanding any other provision of this Agreement to the contrary, each party shall have the right to terminate this Agreement on forty-five (45) days prior written notice to the other in the event such other party shall cause, commit or suffer to exist with respect to:

          (a) A material breach of this Agreement which is not cured within the period of written notice thereof; or

          (b) The institution of any statute, regulation, rule or ruling rendering the conduct of gaming in the United States or at the Complex illegal.

     11.02 OPERATOR'S RIGHT TO FUND NECESSARY FUNDS OR TERMINATE. Upon the failure of Owner to furnish the funds required for Operator to properly manage the Complex as contemplated herein or the failure of Owner to either compensate or reimburse Operator as stipulated in this Agreement, Operator shall have the right, but not the obligation, to either (a) advance the necessary funds to the Owner as a loan, which loan will bear interest at a market rate of interest, or
(b) terminate this Agreement, said termination to become effective upon the expiration of the notice period otherwise provided in this Agreement, unless
cured by Owner within such period.   In the event Operator elects to exercise
its rights under clause (a) of the preceding sentence, Owner will, if requested by Operator, execute and deliver a negotiable promissory note in form and substance satisfactory to Operator evidencing such obligation.

                                 ARTICLE TWELVE
                                 --------------
                             SUCCESSORS AND ASSIGNS
                             ----------------------

     12.01 Assignments by Operator. Owner's consent shall not be required for Operator to assign this Agreement or its rights and interest in the operation of the Complex to any entity in which Hollywood Casino Corporation, a Delaware corporation, either directly or indirectly maintains a controlling interest and such assignment shall serve to fully relieve and discharge Operator from any further duties or obligations pursuant to this Agreement. In addition, Owner's consent shall not be required for Operator to collaterally assign this Agreement or its rights and interest in the operation of the Complex to any entity as security for indebtedness. Except as hereinabove provided, neither Operator nor Owner shall assign this Agreement or in any manner sell, assign or transfer its rights and interests in the Complex without the prior written consent of the non-assigning party. It is understood and agreed that any consent granted by the non-assigning party to any such assignment shall not be deemed a waiver of the covenant herein contained against assignment in any subsequent case.

     12.02 TRANSFERS BY OWNER. If at any time during the term of this Agreement (a) Owner shall be desirous of selling or assigning the whole or a majority part of its interest in the Complex or (b) by virtue of the exercise of rights by the holder of a mortgage or such similar encumbrance Owner shall be required to part with the whole or a majority part of its interest in the Complex, Owner shall so notify Operator in writing. The assignee, purchaser or recipient in any such assignment or transfer by Owner of a whole or a majority of its interest in this Agreement or the Complex shall be free to either attorn to, and be bound by, this Agreement or terminate this Agreement; provided, however, such assignee, purchaser or transferee shall be deemed to have attorned to, and be bound by, this Agreement if it shall not have provided Operator with written notice of termination within three (3) business days after the effective date of such assignment or transfer. Operator shall have the absolute right to require that any new owner or holder of less than a majority interest shall be bound by the terms of this Agreement. Any assignment or transfer by Owner of less than a majority interest in this Agreement or the Complex, whether voluntary or involuntary, shall require that the assignee, purchaser or recipient thereunder shall attorn to and be bound by this Agreement.

     12.03 ASSIGNS BOUND. Subject to the provisions of this Agreement regarding and/or restricting sale or assignments as set forth elsewhere in this Agreement, the terms, provisions, covenants, undertakings, agreements, obligations and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors in interest and the assigns of the parties hereto with the same effect as if mentioned in each instance where the party hereto is named or referred to, except that no assignment, transfer pledge, mortgage, lease or sublease by or through Operator or by or through Owner, as the case may be, in violation of the provision of this Agreement shall vest any rights in the assignee, transferee, mortgagee, pledge, lessee, sublessee or occupant.

                                ARTICLE THIRTEEN
                                ----------------
                               GENERAL PROVISIONS
                               ------------------

     13.01 BEST EVIDENCE. This Agreement shall be executed in original and "Xerox" or photostatic copies and each copy bearing original signatures of the parties hereto in ink shall be deemed an original.

     13.02 AMENDMENT OR MODIFICATION. This Agreement may not be amended or modified except by a writing signed by all parties hereto.

     13.03 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of _________ in effect on the date of the execution of this Agreement. Notwithstanding the foregoing, this Agreement shall, as required, be governed by and construed in accordance with the Louisiana Gaming Control Act and the rules and regulations of the Louisiana Gaming Control Board promulgated thereunder.

     13.04 INTERPRETATION. The preamble recitals of this Agreement are incorporated into and made a part of this Agreement; titles of Sections and Articles are for convenience only and are not to be considered a part of this Agreement. All references to years shall mean a year commencing as of the first day of January of each year. All references to the singular shall include the plural and all references to gender shall, as appropriate, include other genders.

     13.05 SEVERABILITY. In the event any one or more provisions of this Agreement is judicially declared null and void or otherwise unenforceable, the remainder of this Agreement shall survive, unless such survival vitiates the intent of the parties hereto.

     13.06     PROHIBITION ON RECORDATION/COVENANT OF DISCLOSURE.

          (a) Operator hereby covenants and agrees that it shall take no action, nor authorize or suffer any one to take any action, the result of which would be to cause this Agreement, or a memorandum thereof, to be filed of record against the realty of the Complex. This covenant prohibiting recordation shall not apply to the filing of a judgment lien by reason of an action or cause of action arising from this Agreement or the breach thereof.

          (b) Owner hereby covenants and agrees that it shall disclose the existence, terms, provisions and conditions of this Agreement to any and all prospective purchasers and mortgagees of the realty of the Complex.

     13.07 ARBITRATION. Any dispute, controversy or claim arising out of or related to this Agreement, shall be resolved in the following manner; provided, however, that any dispute, controversy or claim arising out of or related to the intellectual property rights of Operator (or Operator's parent, subsidiary or affiliates) will not be subject to arbitration. The parties hereto shall refer the matter to their chief executive officers for the negotiation of a mutually satisfactory resolution. If no such resolution is reached, then at any time after fifteen (15) days following the date the matter was referred to the chief executive officers of the parties, either party hereto may notify the other of its intention to have the claim finally settled by confidential arbitration in Dallas, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association and in accordance with the Federal Rules of Civil Procedure and Evidence applicable thereto. This agreement to arbitrate shall be specifically enforceable in any court of competent jurisdiction.

     13.08 FORCE MAJEURE. With the exception of payment obligations imposed under this Agreement (which obligations are not subject to suspension, extinguishment or cancellation as a consequence of this Section 13.08 or otherwise), the parties to this Agreement shall be excused from the performance of any obligation under this Agreement in the event such performance is hindered or prevented by strike, boycott, lockout or other labor trouble; and storm, fire, earthquake or Act of God; any riot, civil disturbance, or any act of war or of the public enemy; the shortage, unavailability or disruption in the supply of labor, materials, fuels or the disruption of postal, electrical, telephone or other utility service; any present or future governmental law, ordinance, order rule or regulation; or any other cause or contingency beyond the respective parties' control, but only during such time as such party is unable due to a specified reason herein to perform its obligations hereunder.

     13.09 WAIVER. None of the terms of this Agreement, including this Section 13.09, or any term, right or remedy hereunder shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

     13.10 GENERAL WARRANTIES. Each party hereto warrants and represents to the other as follows:

          (a) Each party is the holder of good standing of all necessary governmental licenses and permits required to satisfy its obligations under this Agreement; and,

          (b) Each party has the right, power, title and authority to enter into this Agreement.

     13.11 PAROL. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and this Agreement supersedes any prior understandings, agreements, or undertakings.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

ATTEST:
                                    ---------------------------------



                                    By:
---------------------------------       ------------------------------
                                    Name:
                                         ----------------------------
                                    Title:
                                          ---------------------------

ATTEST:
                                    ---------------------------------



                                    By:
---------------------------------      ------------------------------
                                    Name:
                                         ----------------------------
                                    Title:
                                          ---------------------------

Exhibits:
--------
A - Description of Complex
B - Furnishings and Equipment of the Complex